UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010

LIGAND PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road, Suite 300, La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 550-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced, Ligand Pharmaceuticals Incorporated (“Ligand”), pursuant to an Agreement and Plan of Merger dated August 23, 2009 (as later amended, the “Merger Agreement”), acquired Neurogen Corporation, a Delaware corporation (“Neurogen”) on December 23, 2009 by a reverse triangular merger, with Neurogen surviving as a wholly-owned subsidiary of Ligand (the “Merger”).

In the Merger, the former Neurogen stockholders received an aggregate of $600,000 cash, an aggregate of 4,200,000 shares of Ligand common stock, and an aggregate of 69,038,691 of each of four separate series of non-marketable contingent value rights (“CVRs”) governed by the four respective Contingent Value Rights Agreements entered into on December 23, 2009 as contemplated by the Merger Agreement.

One such Contingent Value Rights Agreement, the “Real Estate CVR Agreement,” provided for the payment to the holders of the “Real Estate CVRs” of a pro rata portion of the cash paid by any buyer of Neurogen’s real estate and received by Ligand on or before the six month anniversary of the Merger, less any costs and expenses reasonably incurred by Ligand in connection with such sale.

On February 2, 2010, pursuant to a previously disclosed Purchase and Sale Agreement dated as of November 5, 2009 among Neurogen and Neurogen’s wholly-owned subsidiary Neurogen Properties, LLC (the “Real Estate Sellers”) and Investment Capital Partners, Ltd. (the “Real Estate Buyer”), the Real Estate Buyer purchased all of the Real Estate Sellers’ real estate from the Real Estate Sellers. The purchase price was $3,500,000 cash. The real estate was located at 15, 35 and 45 Northeast Industrial Road, Branford Connecticut and included approximately 120,000 square feet of laboratory and office space, approximately 40,000 square feet of warehouse space, and the surrounding land.

The closing of this real estate transaction triggers the following process under the Real Estate CVR Agreement. By February 9, 2010, Ligand shall send Registrar and Transfer Company, as Rights Agent under the Real Estate CVR Agreement (the “Rights Agent”), an achievement certificate certifying that the holders of Real Estate CVRs are entitled to receive pro rata the excess of the $3,500,000 cash paid in the real estate transaction over any costs and expenses reasonably incurred by Ligand in connection with such real estate sale (such excess, the “Real Estate CVR Payment Amount”). Ligand shall then establish a Real Estate CVR Payment Date that is within 15 calendar days of the date of the achievement certificate, and deliver the Real Estate CVR Payment Amount to the Rights Agent. On the Real Estate CVR Payment Date, the Rights Agent shall distribute the Real Estate CVR Payment Amount pro rata to the holders of the Real Estate CVRs.

Ligand currently estimates that the Real Estate CVR Payment Amount will be approximately $3.05 million cash, which would result in a payment of approximately $0.044 cash on each Real Estate CVR.

Because Neurogen has no further real estate, this is the only material payment that will ever be made on the Real Estate CVRs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED
Date: February 8, 2010
	By:	/S/ CHARLES S. BERKMAN
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary